Exhibit 99.58

FOR IMMEDIATE RELEASE                                     [ADT LOGO]

ADT Limited ("ADT")                                       Press Release

ADT ANNOUNCES HART-SCOTT-RODINO WAITING PERIOD EXPIRES WITH NO ACTION TAKEN
____________________________________________________________________________

Hamilton, Bermuda, May 5, 1997 -- ADT Limited (NYSE-ADT) announced today that, on Saturday, May 3, the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired with no action taken by the antitrust authorities.

The waiting period began on April 3, 1997 with the filing by ADT and Tyco International, Ltd. of all required forms with respect to the ADT-Tyco transaction.

ADT, through its subsidiaries, is the largest provider of electronic security services in North America and the United Kingdom, providing continuous monitoring of commercial and residential security systems to over 1.8 million customers.

Contact:
ADT, Inc.
561-988-3600

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